UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2020

NEPHROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-32288	13-3971809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Lackawanna Place, South Orange, New Jersey 07079
(Address of principal executive offices, including ZIP code)

(201) 343-5202

(Registrant’s telephone number, including area code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	NEPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.02.	Results of Operations and Financial Condition.

On November 5, 2020, Nephros, Inc. (the “Company”) issued a press release in which it disclosed its third quarter 2020 financial results. A copy of this press release is furnished herewith as Exhibit 99.1.

Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein and in this Item 2.02 have been furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing regardless of any general incorporation language.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2020, the Company announced the appointment of Daniel D’Agostino as its Chief Financial Officer, effective November 6, 2020. Mr. D’Agostino, age 53, was most recently Head of Healthcare at RW Pressprich & Co., an investment banking firm, from June 2017 to October 2020. Previously, he was Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer and Managing Member at AmeriTech Advisors, an investment bank, from March 2009 to June 2017. Prior to March 2009, Mr. D’Agostino held positions of increasing responsibility at various investment banking firms and other financial institutions. Mr. D’Agostino received his Bachelor of Science in Accounting from Tulane University, and his M.B.A. from Columbia Business School at Columbia University.

Mr. D’Agostino was not appointed pursuant to any arrangement or understanding with any person, and Mr. D’Agostino does not have any family relationships with any directors or executive officers of the Company. Mr. D’Agostino nor any member of his immediate family has been a party to any transaction with the Company during the Company’s prior fiscal year or current fiscal year, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

The terms of Mr. D’Agostino’s employment with the Company are set forth in letter agreement dated as of September 22, 2020 (the “Agreement”). The Agreement provides that Mr. D’Agostino’s employment will be at-will and that he will receive an initial salary of $200,000. Mr. D’Agostino is also eligible for up to a 25% annual bonus, based primarily on Company performance.

In addition, Mr. D’Agostino was granted a 10-year stock option to purchase an aggregate of 103,973 shares of the Company’s common stock pursuant to the Company’s 2015 Equity Incentive Plan. The option is exercisable at $6.71 per share, which represents the closing sale price of the Company’s common stock on the grant date. Mr. D’Agostino’s right to purchase the shares vests, subject to his continued employment, as follows: 25% of the shares will vest and become exercisable on the first anniversary of the grant date, and the remaining 75% of the shares subject to the option will vest and become exercisable in twelve approximately equal quarterly installments.

The Agreement provides that if the Company terminates Mr. D’Agostino without “cause” (as defined in the Agreement) then, if such termination occurs after the first anniversary but prior to the second anniversary of the Effective Date, he shall be entitled to continuation of his base salary and health benefits for a period of three months, or, if such termination occurs following the second anniversary of the Effective Date, continuation of his base salary and health benefits for a period of six months.

Effective upon Mr. D’Agostino’s appointment as Chief Financial Officer, Andrew Astor no longer serves as Chief Financial Officer.

The foregoing descriptions of the material terms of the Agreement are qualified in their entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to this report and incorporated herein by reference. A copy of the Company’s press release issued November 5, 2020, announcing Mr. D’Agostino’s appointment is attached hereto and incorporated by reference herein as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement dated September 22, 2020, between Dan D’Agostino and Nephros, Inc.
99.1	Nephros, Inc. Press Release, dated November 5, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: November 5, 2020	By:	/s/ Andrew Astor
Andrew Astor
Chief Executive Officer